Exhibit 2.1

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into this 18th day of October, 2011, between, GRYPHON PRODUCTION COMPANY, LLC, a wholly owned subsidiary of Chancellor Group, Inc., with offices at 216 South Price Road, Pampa, Texas 79065 (herein "Seller"), and LCB RESOURCES, an Oklahoma limited liability company with offices at 406 N. Main Street, Kingfisher, Oklahoma 73750-2322 (herein "Buyer"),

                                    RECITALS

     A. The Seller is the owner of its undivided, pro rata share of interests in and to the following:

          (i) The oil and gas leases (and any and all amendments, corrections and modifications thereto whether or not described on Exhibit "A-1") described on Exhibit "A-1," insofar as the leases cover the lands described on Exhibit "A-1" (the "Leases"); and the oil and gas wells on the leases described on Exhibit "A-2" (the "Wells");

          (ii) The personal property, equipment and fixtures, located on or about the Leases and used in connection with operation of the Leases and Wells described on Exhibit "A-2" (the "Equipment"), including the personal property described in the attached Exhibit "B;"

          (iii) The land (the "Land") described in the attached Exhibit "C;"

          (iv) The rights and obligations existing under the instruments, contracts and agreements that benefit or burden the Leases and Wells, including, but not limited to, operating agreements, unitization agreements, pooling agreements, pooling orders, spacing orders, declarations of pooling or unitization, farm out agreements, rights of way, easements, surface agreements, permits, licenses, assignments, gas sale contracts, and gas processing contracts (collectively, the "Contracts");

          (v) The oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, products refined and manufactured therefrom, other minerals, and the accounts and proceeds from the sale of all of the foregoing (the "Production") under the terms of the Leases and the Contracts; and

          (vi) The files, records, data, including geophysical and seismic data, and other documentary information of Seller pertaining to the Wells, the Leases, the Equipment, the Land, the Contracts, and the Production, (collectively, the "Data").

     The Leases, Wells, Equipment, Land, Contracts, Production, and Data are collectively called the "Properties".

     B. Buyer wishes to purchase and Seller wishes to sell, all of Seller's right, title and interest in the Properties.

     C. The Properties sold and assigned under this Agreement do not include and Seller hereby retains and reserves:

          (i) Proprietary seismic, geological, geochemical, and geophysical data or interpretations of data and other information relating to the Leases and Wells that are restricted from transfer or distribution by any legal constraints, obligations of confidence or prior agreements with third parties;

          (ii) Trade credits, accounts, deposits with utilities, and notes receivable and adjustments or refunds (including without limitation transportation tariff refunds, take-or-pay claims, audit adjustments claims for under-or-non-payment and over, inaccurate or excessive billings, and claims with respect to breach of contract) arising under the Contracts and attributable to the Properties with respect to any period before the Effective Time, including, without limitation, any claim Seller may have for refunds or reimbursement of money that may have been paid by Seller to any current or prior operator of the Properties on account of over-billings, excessive billings and inaccurate billings or otherwise made by such operator as a result of Seller's interest in the Properties;

          (iii) Oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, products refined and manufactured therefrom, and other minerals produced from the Properties prior to the Effective Time; and

          (iv) All claims and causes of action Seller may have as of the Closing Date.

                           CONSIDERATION AND AGREEMENT

     In consideration of the covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer agrees to purchase all of Seller's right, title and interest in and to the Properties from Seller, and Seller agrees to sell all of Seller's right, title and interest in and to the Properties to Buyer on the terms set forth below.

                                      TERMS

1.  PURCHASE  PRICE.  The  Purchase  Price shall be Two Million  Fifty  Thousand
Dollars ($2,050,000.00), adjusted as provided herein. Immediately upon the execution hereof, Buyer shall pay, by bank wire transfer into an escrow account established by Midwest Energy Auction LLC, (the "Escrow Agent") at BancFirst Oklahoma City, as earnest money ("Deposit") equal to One Hundred Thousand Dollars, to be credited towards the Purchase Price. At closing, Buyer shall pay, by bank wire transfer, the remaining net balance of the Purchase Price due to the Seller, to the escrow agent. Escrow agent will disburse the net proceeds from the sale to the Seller per a certain "Escrow Agreement" between Buyer, Seller, and Escrow Agent. Seller is responsible for the four percent (4%) of the sales price commission owed to Midwest Energy Auction (MEA) in accordance with the service agreement between Seller and MEA. Escrow Agent shall prepare and deliver to Buyer and Seller for approval no later than three (3) business days prior to Closing, a Preliminary Settlement Statement reflecting the appropriate adjustments for approval by Buyer and Seller, as follows:

     (A) UPWARD ADJUSTMENTS. The Purchase Price shall be adjusted upward by the following:

          (i) the amount of all direct costs and expenditures chargeable to the Properties for periods on and after the Effective Time (as hereinafter defined) and incurred and paid by or on behalf of Seller in accordance with the terms and provisions of this Agreement, including:

               (A) those that are attributable to the drilling, completion, recompletion, reworking, operation, repair and maintenance of the Properties for the period on and after the Effective Time, through and including the Closing Date;

               (B) bonuses, lease rentals and shut-in payments due and paid for the period on and after the Effective Time through and including the Closing Date;

               (C) ad valorem, property and other taxes that are allocated to the Buyer pursuant to Section 13 of this Agreement; and

               (D) amounts relating to obligations arising under contracts with respect to operations or production for the period on and after the Effective Time through and including the Closing Date;

          (ii) the actual value of the oil inventory in storage attributable to the Properties as of the Effective Time, net of all taxes and burdens, which value shall be determined based on the price of oil the day Buyer sells the oil; and

          (iii) any other amount agreed by Seller and Buyer.

     (B) DOWNWARD ADJUSTMENTS. The Purchase Price shall be adjusted downward by the following:

          (i) the amount of all gross proceeds (net of burdens) for hydrocarbons produced from and attributable to Seller's interest in the Properties on or after the Effective Time through the Closing Date;

          (ii) the amount of all other proceeds and/or revenue attributable to Seller's interest in and to the Properties on or after the Effective Time through the Closing Date;

          (iii) any other amount agreed upon by Seller and Buyer.

     (c) At the Effective Time, Seller shall gauge the oil in storage attributable to the Properties unless Buyer and Seller agree otherwise. Buyer shall have the right to have a representative present when Seller gauges the oil in storage.

2. CLOSING. Subject to the conditions and adjustments set forth herein, the consummation of the transaction contemplated hereby (the "Closing") shall be held on or before December 3, 2011 (the "Closing Date") at Seller's office in

Pampa, Texas. At Closing, the following events shall occur, each being a condition precedent to the others:

     (a) Seller shall execute, acknowledge and deliver to Buyer one or more assignments, bills of sale and conveyances (in sufficient multiple originals to facilitate recording) in substantially the form of Exhibit D conveying Seller's interests in the Properties to Buyer;

     (b) Buyer shall deliver to Escrow Agent the Purchase Price, direct bank or wire transfer in immediately available federal funds to the Escrow Account as agreed upon in writing no less than five (5) business days prior to the Closing Date;

     (c) The parties shall execute such other documents, notices, waivers, and agreements as are necessary in order to carry out the intent of this Agreement;

     (d) Seller shall execute and deliver to Buyer, on forms prepared by Seller and reasonably acceptable to Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Properties from and after the Effective Time; and

     (e) Seller shall provide Buyer with executed change of operator forms on all wells (active or inactive) operated by Seller, as required by the applicable state regulatory body, to effect a change of operator for the Properties, subject to any applicable operating agreement, but only to the extent allowed or permitted by such operating agreements.

3. EFFECTIVE TIME. The ownership of Seller's interest in the Properties shall be transferred from Seller to Buyer on the Closing Date, effective as of 11:59 p.m. in the time zone applicable to the location of the Properties on December 1, 2011 (the "Effective Time").

4. DATA. Seller makes no representations or warranties as to the accuracy or completeness of the Data. Seller shall not allow Buyer access to geophysical or seismic data if, by so doing, Seller would be in breach of any unaffiliated third party contract or agreement. Buyer agrees to allow Seller access to the Data upon reasonable notice. After Closing, Seller shall have the right from time to time to make copies of any part of the Data during Buyer's regular business hours. Buyer shall keep all of the Data for at least five (5) years after Closing.

5. OTHER ASSURANCES. Seller shall reasonably cooperate with Buyer, and shall provide all conveyances, agreements, consents, information, forms, and other materials or acts reasonably necessary to vest Buyer with ownership of Seller's interest in the Properties.

6. RISK OF LOSS. Risk of loss of the Properties shall pass from Seller to Buyer as of 11:59 p.m. Central time on the Closing Date. Seller represents and warrants to Buyer that the Properties are insured for amounts and risk coverages that are standard and customary in the industry for properties of a similar nature. In the event of the destruction or taking of all or any part of the Properties during the period of time from the Effective Time through the Closing Date, at the Closing Date, Seller shall pay to Buyer all sums paid to Seller by third parties, if any, by reason of such destruction or taking of all or any portion of the Properties, and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to the Properties.

7. CONTRACTS AND LEASES. Upon Closing, Buyer shall assume and agree to perform the Contracts and the obligations of Seller under the Leases as of the Closing Date and the payment obligations of Seller under the Leases, and the surface agreements and other agreements described in Schedule 4. Buyer shall use commercially reasonable efforts to obtain a release of Seller of all obligations under the Leases and the surface agreements and other agreements described in
Schedule 4. Buyer shall indemnify, save and hold harmless Seller and Seller's officers, directors, managers, agents, employees, successors and assigns from and against any and all costs, losses, liabilities, damages, lawsuits, claims, and expenses, including (without limitation) reasonable attorney's fees, arising from and after the Closing Date from any of the Leases or the surface agreements or other agreements described in Schedule 4.

8. SELLER'S WARRANTIES AND REPRESENTATIONS. Each Seller, severally and only to the extent of such Seller's (i) individual entity, with respect to entity related representations and warranties, or (ii) Ownership Share, with respect to Property related representations and warranties, makes the following representations and warranties.

     (a) The assignment of Seller's interest in the Properties to Buyer shall be made by special warranty of title as to only those claims, liens and encumbrances arising by, through and under Seller, but not otherwise. Subject to all of the terms and provisions of this Agreement and except with respect to those matters that would result in a breach of the special warranty of title, Buyer assumes the risk of condition of the Properties as set out in the Assignment and Bill of Sale, including compliance with all laws, rules, orders and regulations affecting the environment, whether existing before, on or after the Closing Date. The Assignment and Bill of Sale from Seller to Buyer shall disclaim any warranty of merchantability or fitness for particular purpose as to the Properties, and Buyer shall accept the Properties AS IS, WHERE IS, and in their present location and condition.

     (b) Seller is duly qualified to carry on its business and is in good standing in each state where the nature of its business requires qualification. The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with (i) any provision of Seller's organizational documents, and (ii) any provision of any agreement to which Seller is a party or by which Seller is bound or any judgment, decree, order, statute, rule or regulation applicable to Seller.

     (c) Seller has the power to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller and, at Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been fully executed and delivered.

     (d) This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (e) Except as set forth in Schedule 1 hereto, there are no pending or, to Seller's knowledge, threatened, suits, actions, or other proceedings naming Seller as a party and affecting the Properties (including, without limitation, any actions challenging or pertaining to Seller's title to any of the Properties and/or the effect of any environmental laws on any of the Properties). There are no suits, actions, or other proceedings pending or, to Seller's knowledge, threatened, which relate to or affect the execution and delivery of this
Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

     (f) Except as set forth on Schedule 2 hereto, there are no outstanding Authorizations for Expenditure ("AFE's") that will result in charges for operations to be performed on the Properties on or after the Effective Time costing $20,000 or more net to the interest transferred under this Agreement. Seller currently intends to plug the East Pampa Unit 16W well and the Worley Combs 406 well, and Seller shall be responsible for plugging the wells.

     (g) All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Properties or the production of hydrocarbons or the receipt of proceeds therefrom that have become due and payable have been properly paid.

     (h) Except as set forth in Schedule 3 hereto, to Seller's knowledge, Seller has complied, or has remedied any noncompliance, with the material provisions and requirements of all orders, regulations and rules issued or promulgated by all federal, tribal, state or local governmental authorities having jurisdiction in respect of the Properties (excluding, however, compliance with applicable Environmental Laws (as hereinafter defined) which is exclusively dealt with in
Section 11 hereof).

     (i) None of the Properties is subject to penalties on allowables after the Effective Date because of overproduction or any violation of applicable laws, rules or regulations of any governmental authority which would prevent such Property from being entitled to its full and regular allowable from and after the Effective Date, and Seller has not produced a share of gas greater than its ownership percentage and Seller is under no obligation to reduce its share of production under any gas balancing agreement or similar contract to allow under-produced parties to come back into balance.

9. REPRESENTATIONS OF BUYER.

     (a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and is duly qualified to carry on its business and is in good standing in each state where the nature of its business requires qualification. The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with (i) any provision of Buyer's organizational documents, and (ii) any provision of any agreement to which Buyer is a party or by which Buyer is bound or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

     (b) Buyer has the limited liability company power to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer and, at Closing, all documents and instruments required hereunder to be executed and delivered by Buyer shall have been fully executed and delivered.

     (c) This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (d) Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller has made no representations or warranties whatsoever, express or implied, as to the reserves attributable to the Properties or the value thereof, except as otherwise specifically set forth herein, as to the condition or state of repair of any of the Properties or as to the legal, tax or other consequences of the transaction contemplated by this Agreement. In entering into this Agreement, Buyer has relied solely upon its independent investigation of, and judgment with respect to, such matters. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Properties. Buyer acknowledges that, except as otherwise specifically set forth herein, no representations have been made by Seller regarding any environmental conditions or physical conditions of the Properties, past or present.

     (e) Buyer has all authority necessary to enter into this Agreement and to perform all of its obligations hereunder.

10. LIABILITIES AND INDEMNITIES. AS USED IN THIS SECTION 10, THE WORD "CLAIMS" MEANS CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, DAMAGES, PENALTIES AND JUDGMENTS OF ANY KIND OR CHARACTER AND ALL COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEY'S FEES AND COURT COSTS INCURRED IN DEFENDING AGAINST SAME OR TO ENFORCE A PARTY'S OBLIGATION TO INDEMNIFY AGAINST SAME, IN CONNECTION THEREWITH.

     (A) EXCEPT AS PROVIDED IN SECTION 10(C), FROM AND AFTER THE CLOSING DATE, BUYER SHALL ASSUME, BE RESPONSIBLE FOR AND COMPLY WITH ALL DUTIES AND OBLIGATIONS OF SELLER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER OR BY VIRTUE OF ANY LEASE, ASSIGNMENT OF LEASE, CONTRACT, AGREEMENT, DOCUMENT, PERMIT, APPLICABLE STATUTE OR RULE, REGULATION OR ORDER OF ANY GOVERNMENTAL AUTHORITY, SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY GOVERNMENTAL REQUEST OR REQUIREMENT TO PLUG, RE-PLUG AND/OR ABANDON ANY WELL OF WHATSOEVER TYPE, STATUS OR CLASSIFICATION, OR TO TAKE ANY CLEAN-UP, POLLUTION, ENVIRONMENTAL, OR OTHER ACTION WITH RESPECT TO

THE PROPERTIES, AND SHALL DEFEND, INDEMNIFY AND HOLD SELLER AND ITS MEMBERS, MANAGERS, AFFILIATES, SUBSIDIARIES, MANAGERS, OFFICERS, AGENTS, EMPLOYEES AND CONTRACTORS HARMLESS FROM ANY AND ALL CLAIMS IN FAVOR OF ANY PERSON OR ENTITY (INCLUDING WITHOUT LIMITATION EMPLOYEES OF BUYER) IN CONNECTION THEREWITH
REGARDLESS  OF WHEN THE DUTY OR  OBLIGATION  AROSE,  EXCEPT  AS IS  PROVIDED  IN
SECTION 10(C).

     (B) EXCEPT AS PROVIDED IN SECTION 10(C), BUYER SHALL BE RESPONSIBLE FOR AND SHALL DEFEND, INDEMNIFY AND HOLD SELLER AND ITS MEMBERS, AFFILIATES, SUBSIDIARIES, MANAGERS, OFFICERS, AGENTS, EMPLOYEES AND CONTRACTORS HARMLESS FROM ANY AND ALL CLAIMS ARISING, DIRECTLY OR INDIRECTLY IN FAVOR OF ANY PERSON OR ENTITY (INCLUDING WITHOUT LIMITATION EMPLOYEES OF BUYER AND GOVERNMENTAL
ENTITIES) ARISING OUT OF OR IN CONNECTION WITH THE OPERATIONS ON OR PERTAINING TO THE PROPERTIES ON AND AFTER THE CLOSING DATE FOR PERSONAL INJURY OR DEATH OR DAMAGE TO PROPERTY, OR FOR ANY OTHER RELIEF (INCLUDING CLAIMS RELATED TO POLLUTION OR ENVIRONMENTAL HAZARDS AND LIABILITIES ARISING PRIOR TO ON, OR AFTER THE CLOSING DATE), ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION, MAINTENANCE OR ABANDONMENT OF ANY PART OR ALL OF THE PROPERTIES, WHETHER LATENT OR PATENT, AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE SOLE OR CONCURRENT NEGLIGENCE, FAULT BY STATUTE, RULE OR REGULATION, STRICT LIABILITY, OR OTHER FAULT OF SELLER OR ITS MEMBERS, AFFILIATES, SUBSIDIARIES, MANAGERS, OFFICERS, AGENTS, EMPLOYEES OR CONTRACTORS AND ASSERTED AGAINST BUYER AND/OR SELLER.

     (C) SUBJECT TO THE PROVISIONS OF SECTION 10(D) HEREOF, SELLER SHALL BE RESPONSIBLE FOR AND SHALL DEFEND, INDEMNIFY AND HOLD BUYER AND ITS AFFILIATES, SUBSIDIARIES, OFFICERS, PARTNERS, AGENTS, EMPLOYEES, AND CONTRACTORS HARMLESS FROM ANY AND ALL CLAIMS ARISING DIRECTLY OR INDIRECTLY IN FAVOR OF ANY PERSON OR ENTITY (INCLUDING, WITHOUT LIMITATION, EMPLOYEES OF SELLER AND GOVERNMENTAL ENTITIES) OUT OF OR IN CONNECTION WITH (i) THE OPERATIONS ON OR PERTAINING TO THE PROPERTIES FOR THE PERIOD FROM THE DATE SELLER ACQUIRED TITLE TO THE

PROPERTIES TO THE CLOSING DATE FOR PERSONAL INJURY OR DEATH OR DAMAGE TO PROPERTY (EXCLUDING CLAIMS RELATED TO PLUGGING OF WELLS, POLLUTION OR ENVIRONMENTAL HAZARDS AND LIABILITIES WHICH ARE COVERED BY THE PROVISIONS OF SECTIONS 10(A) AND (B) HEREOF), ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION, MAINTENANCE OR ABANDONMENT OF ANY PART OR ALL OF THE PROPERTIES, WHETHER LATENT OR PATENT, AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE SOLE OR CONCURRENT NEGLIGENCE, FAULT BY STATUTE, RULE OR REGULATION, STRICT LIABILITY, OR OTHER FAULT OF SELLER OR ITS MEMBERS, AFFILIATES, SUBSIDIARIES, MANAGERS, OFFICERS, AGENTS, EMPLOYEES OR CONTRACTORS AND ASSERTED AGAINST BUYER AND/OR SELLER (OR BUYER'S AFFILIATES, SUBSIDIARIES, PARTNERS, OFFICERS, AGENTS, EMPLOYEES OR CONTRACTORS), AND (ii) THE PRODUCTION OR SALE OF HYDROCARBONS FROM THE PROPERTIES AND INVOLVING THE PROPER ACCOUNTING OR PAYMENT (x) TO PARTIES FOR THEIR INTEREST THEREIN, INCLUDING, WITHOUT LIMITATION, ROYALTY AND OTHER WORKING INTEREST OWNERS, (y) TAXES ATTRIBUTABLE TO THE PROPERTIES AND PRODUCTION FROM OR ATTRIBUTABLE THERETO, AND (z) LEASE OPERATING EXPENSES ATTRIBUTABLE TO SELLER'S INTEREST IN AND TO THE PROPERTIES, INSOFAR AS SUCH CLAIMS RELATE TO PERIOD OF TIME FROM THE DATE THAT SELLER ACQUIRED TITLE TO THE PROPERTIES TO THE CLOSING DATE. BUYER SHALL BE RESPONSIBLE FOR ALL OF SAID TYPES OF CLAIMS UNDER CLAUSE (ii) INSOFAR AS THEY RELATE TO PERIODS OF TIME PRIOR TO THE DATE THAT SELLER ACQUIRED TITLE TO THE PROPERTIES AND FROM AND AFTER THE CLOSING DATE, AND BUYER SHALL DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM ANY AND ALL OF SUCH CLAIMS.

     (D) ALL AGREEMENTS AND INDEMNITIES SET FORTH IN THIS SECTION 10 SHALL SURVIVE THE EXECUTION AND DELIVERY OF THE ASSIGNMENTS AND BILLS OF SALE CONTEMPLATED HEREBY AND THE CLOSING AS OTHERWISE SET FORTH IN SECTION 26 HEREOF.

11. REVIEW PERIOD AND DEFECTS.

     (a) Upon the execution of this Agreement, Buyer, or Buyer's representative, shall have the right to examine and photocopy, but not take, the Data in Seller's offices during normal business hours. All such information is furnished to Buyer solely as a courtesy, and, except as otherwise set forth herein, Seller makes no representations or warranties concerning its accuracy or completeness, and assumes no liability for any use by Buyer whatsoever. Buyer shall have until November 1, 2011 as of 5:00 pm (C.D.T.) where the Properties are located (the "Defect Date") to review and inspect the Properties and to notify Seller of any Defect (as defined below). Such notice shall be in writing and shall sufficiently describe the Defect and the Properties affected. During the review period, upon not less than two business days prior notice to Seller, Buyer may review all the Data, inspect all of the Equipment, and may go upon the Leases at its own risk to do so. Buyer agrees to hold harmless and indemnify Seller for any damages or injury of any kind incurred by any party as the result of such inspection regardless of whether such damage or injury results, in whole or in part, from the sole or concurrent negligence, fault by statute, rule or regulation, strict liability or other fault of Seller. Buyer shall have access to and copies of standard financial information relating to the Properties including joint interest billing reports, lease operating expenses, production volumes and other similar information normally available in connection with the physical operation of the Properties (including, but not limited to, division orders, checks and, in the event of an audit, other Property related documents, as necessary).

     (b) The term "Defect" as used herein shall mean the following:

          (i) Seller's ownership of the Properties is such that, with respect to a property listed on Exhibit "A-1" hereto, it clearly (A) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such property which is less than the net revenue interest decimal share set forth on Exhibit "A-1", (B) causes Seller to be obligated to bear a working interest decimal share of the cost of operation of such property greater than the decimal share set forth on Exhibit "A-1" (without a proportionate increase in the share of production to which Seller is entitled to receive from such property);

          (ii) Seller's ownership of the Properties is subject to a lien other than (A) liens which will be released at or before Closing, (B) a lien for taxes not yet delinquent, or (C) a lien under an operating agreement or similar agreement which relates to expenses incurred which but not yet due;

          (iii) Seller's ownership of the Properties is subject to a preferential right to purchase, unless an appropriate tender of the applicable interest has been made by Seller to the party holding such right and the period of time required for such party to exercise such right has expired without such party exercising such right;

          (iv) A Property is affected by any suit, action or other proceeding before any court or government agency that would result in a material loss or impairment of Seller's title to any portion of the Property, or a portion of the value thereof; and

          (v) The Properties are, or one or more Property is, in violation of Environmental Laws.

          (vi) As used in this Agreement, the term "Environmental Laws" means any and all applicable laws pertaining to human health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Properties are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, and the Occupational Safety and Health Act, as amended ("OSHA"), and any applicable state, tribal, or local counterparts. The terms "hazardous substance", "release", and "threatened release" shall have the meanings specified in CERCLA; the terms "solid waste," "hazardous waste," and "disposal" shall have the meanings set out in RCRA; provided, however, that to the extent the laws of the state in which the Properties are located are applicable and have established a meaning for "hazardous substance", "release", "threatened release", "solid waste", "hazardous waste", and "disposal" that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws.

     (c) If Buyer fails to notify Seller in writing by the Defect Date of any such Defect, the Defect will be deemed waived, Seller shall be released from any liability therefor, the parties shall proceed with Closing, Seller shall be under no obligation to correct the Defect, and Buyer shall assume the risks, liability and obligations associated with such Defect. Seller may, but is not obligated, to cure any Defect within ten (10) days after Seller receives timely written notice of the Defect. If Seller fails to cure the Defect by the time required, Buyer may terminate this Agreement by providing written notice to Seller within five (5) days after the time by which Seller must cure the Defect. If Buyer terminates this Agreement for Seller's failure to cure a Defect, the Deposit shall be refunded to Buyer.

12. SELLER'S DISCLAIMERS. EXCEPT FOR SELLER'S SPECIAL WARRANTY OF TITLE TO THE PROPERTIES AND AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER SELLS AND TRANSFERS THE PROPERTIES TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO
(i) THE CONDITION OR MERCHANTABILITY OF THE PROPERTIES, OR (ii) THE FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE. BUYER HAS INSPECTED, OR BEFORE CLOSING WILL HAVE INSPECTED OR BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE PROPERTIES AND IS SATISFIED AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION (BOTH SURFACE AND SUBSURFACE) OF THE PROPERTY AND OFFSITE LOCATIONS AND ACCEPTS THE PROPERTY "AS IS", "WHERE IS", AND "WITH ALL FAULTS." EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTIES;

(ii) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES; (iii) THE ABILITY OF THE PROPERTY TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES, OR (v) THE ENVIRONMENTAL CONDITION OF THE PROPERTY. SELLER DISCLAIMS ANY LIABILITY ARISING IN CONNECTION WITH ANY ENVIRONMENTALLY HAZARDOUS SUBSTANCES OR CONDITIONS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ON OR RELATED TO THE PROPERTIES OR OFFSITE LOCATIONS. ANY AND ALL DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER'S RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK.

13. TAXES. Severance and other taxes on production attributable to the Properties shall be the obligation of the party entitled to such production. All ad valorem taxes assessed against the Properties shall be prorated between Seller and Buyer as of the Closing Date. Any refund of tax attributable to periods prior to the Closing Date received by Buyer shall be paid to Seller within 30 days of receiving such refund. Buyer agrees that it will not take, for income tax purposes or otherwise, any position inconsistent with Seller's allocation of the Purchase Price between real and personal property.

14. POST CLOSING ADJUSTMENTS. If necessary, not later than 60 days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement ("Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of the Final Settlement Statement but not later than 15 days after such receipt, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such Final Settlement Statement no later than 90 days after the Closing Date. The date upon which such agreement is reached or upon which the final Purchase Price is established, shall be herein called the "Final Settlement Date." Payment by Buyer or Seller, as appropriate, shall be made within 10 days after the Final Settlement Date.

15. INTERIM OPERATIONS. Seller covenants that from the date hereof until the Closing, except as expressly provided herein or otherwise consented to in writing by Buyer, Seller will:

     (a) not (i) operate or in any manner deal with, incur obligations with respect to, or undertake any transactions relating to, the Properties except (1) in the normal, usual and customary manner for a reasonable and prudent operator,
(2) of a nature and in an amount consistent with prior practice, (3) in the ordinary and regular course of business of owning and operating the Properties;

     (b) not (i) sell, dispose of, encumber, relinquish or otherwise alienate any of the Properties; (ii) waive, compromise or settle any right or claim that would have a material adverse effect on the ownership, operation or value of any of the Properties after the Effective Time; or (iii) commit to any operation, services or related activities, which would or could reasonably be expected to require future expenditures (capital, maintenance, expense or otherwise) of the Properties in excess of $25,000 as to Seller's interest in any particular Property, or terminate, materially amend or extend any agreements affecting the Properties, or allow any of the Leases to lapse, terminate, or otherwise expire, without the consent of Buyer, which consent shall not be unreasonably withheld; and

16. CONDITIONS OF CLOSING.

     (a) Seller's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver of the following conditions:

          (i) The representations by Buyer contained in Section 9 hereof shall be true and correct in all material respects on the date of Closing as though made on and as of the Closing.

          (ii)  Buyer  shall  have  performed  in  all  material   respects  the
obligations, covenants and agreements hereunder to be performed by Buyer at or prior to the Closing.

          (iii) No suit, action or other proceeding by a third party or a governmental authority shall be pending as of the Closing which seeks substantial damages, fines, penalties or other relief from either party in connection with the Interests, or which seeks to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement. In particular, neither state nor federal statute, rule, regulation or action nor judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or delay the consummation of the transaction contemplated by this Agreement or make illegal any payments due hereunder.

          (iv) Closing shall have occurred by December 15, 2011.

          (v) Seller  shall have  obtained  shareholder  and board of  directors
approval  from  each   corporation  of  this   Agreement  and  the   transaction
contemplated by this Agreement.

     (b) Buyer's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver of the following conditions:

          (i) The representations by Seller contained in Section 8 hereof shall be true and correct in all material respects on the date of Closing as though made on and as of the Closing.

          (ii) Seller shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by Seller at or prior to the Closing.

          (iii) No suit, action or other proceeding by a third party or a governmental authority shall be pending as of the Closing which seeks substantial damages, fines, penalties or other relief from either party in connection with the Interests, or which seeks to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement. In particular, neither state nor federal statute, rule, regulation or action nor judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or delay the consummation of the transaction contemplated by this Agreement or make illegal any payments due hereunder.

17. OPERATIONS LIABILITY. Buyer agrees to comply with all laws and governmental regulations with respect to the ownership of and all operations on the Properties, including abandonment of wells, the compliance with Applicable Environmental Law and regarding inactive or unplugged wells including bonding requirements (for which Buyer shall provide Seller copies of appropriate documentation prior to Closing), and surface work as specified in the Leases or applicable law or regulation.

18. DEFAULT AND REMEDIES.

     (A) SELLER'S REMEDIES.

     Upon failure of Buyer to comply herewith by the Closing Date, Seller, at its sole option, may receive the Deposit and all interest accrued thereon from the Escrow Agent as a liquidated damage and not as a penalty, and terminate this Agreement, as Seller's sole and exclusive remedies for such default, all other remedies being expressly waived by Seller. If the transaction contemplated by this Agreement fails to close or is terminated for any other reason, the Deposit together with all interest accrued thereon shall be returned to Buyer.

     (B) BUYER'S REMEDIES.

     Upon failure of Seller to comply herewith by the Closing Date, Buyer, at its sole option, may enforce specific performance or terminate this Agreement. In the event Buyer elects to terminate this Agreement as set forth above, Buyer shall be entitled to receive from the Escrow Agent the Deposit together with all interest accrued thereon.

     (C) EFFECT OF TERMINATION.

     In the event of termination of this Agreement under this Section 19, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.

                               GENERAL PROVISIONS

19. TERMINATION PERIOD. If the Closing has not occurred on or before December 15, 2011 this Agreement shall automatically terminate unless Seller and Buyer agree in writing to an extension.

20. AMENDMENT. This Agreement may be amended only by written instrument executed by both Seller and Buyer.

21. DISPUTES. The parties agree to negotiate in good faith in an effort to resolve any dispute related to this Agreement that may arise. If the dispute cannot be resolved by negotiation, the parties will submit the dispute to mediation in Amarillo, Texas before resorting to litigation and will equally share the cost of a mutually acceptable mediator. .

22. BROKERS. Each party hereto indemnifies the other against any liability or expense for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation incurred by the indemnifying party in connection with this Agreement or any transaction contemplated hereby.

23. NOTICES. Any notice, request, demand, statement or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by courier, or mailed by certified mail, return receipt requested, when actually received, and may be given as follows:

     If to Seller:
                   Gryphon Production Company, LLC
                   216 South Price Road
                   Pampa, TX  79065
                   Attention:  Mr. Max Grant
                   (806) 688-9697  - Telephone
                   (806) 688-9316  - Facsimile
                   pampatx08@yahoo.com - Email

     If to Buyer:
                   LCB Resources
                   406 N. Main Street
                   Kingfisher, OK  73750-2322
                   Attention:  Mr. Lenard Briscoe
                   (405) 375.3700 - Telephone
                   (___) ___.____ - Facsimile
                   ____________________ - Email

Or to such other address as such party may designate by ten (10) days advance written notice to the other party.

24. EXPENSES. Each party shall be solely responsible for expenses incurred in connection with this Agreement and shall not be entitled to reimbursement by the other party. Notwithstanding the foregoing, if arbitration is entered into pursuant hereto, the prevailing party may be ordered to reimburse the non-prevailing party its costs and expenses of arbitration.

25. SURVIVAL. The representations and warranties made by Seller in Sections 8(e)-(i) of this Agreement shall terminate at Closing. All other representations, warranties, covenants and obligations of Seller under this Agreement shall survive Closing for a period of six (6) months after the Closing. The representations, warranties, covenants and obligations of Buyer under this Agreement shall indefinitely survive the Closing.

26. ENTIRE AGREEMENT. This Agreement, and the Exhibits and Schedules hereto, which are listed below, constitute the entire agreement between the parties hereto and supersede all prior agreements, negotiations and understandings.

     Exhibit "A"   -  Leases
     Exhibit "A-2" -  Wells/Proration Schedule
     Exhibit "B"   -  Equipment
     Exhibit "C"   -  Land
     Exhibit "D"   -  Assignment and Bill of Sale
     Schedule 1    -  Lawsuits, Actions or Other Proceedings
     Schedule 2    -  Outstanding AFE's
     Schedule 3    -  Compliance Matters
     Schedule 4    -  Contracts and Surface Agreements

27. GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, the Agreement has been executed as of the date first above written.

                            [SIGNATURE PAGES FOLLOW]

                                        SELLER:


                                        GRYPHON PRODUCTION COMPANY,  LLC


                                        By: /s/ Max Grant
                                            ------------------------------------
                                            Max Grant
                                            President

                                         BUYER:


                                         LCB RESOURCES


                                         By: /s/ L. Charles Briscoe
                                             -----------------------------------
                                             L. Charles Briscoe
                                             Member

                                   EXHIBIT "A"

                                     LEASES

1. MERTEN H.H.

        Lease Date:  June 26, 1924
        Lessor:      H. H. Merten, et al
        Lessee:      Farish, Watts, Collins and Crosby
        Recording:   Volume 26, Page 447, Deed Records of Gray County, Texas
        Description: All of the South 240 acres of the N/2 of Section 87, Block
                     3, I&GN Ry. Co. Survey, Gray County, Texas
                          Note: Lease  being  subject  to  an  amendment   dated
                                January 26, 1940, by and between Clara H. Hughes, et al, and Humble Oil & Refining Company, being recorded in Volume 80, Page 370, of the Deed Records, Gray County, Texas, and further being amended September 23, 1957, between Edna Merten, et al, and Humble Oil & Refining Company, being recorded in Volume ___, Page ___, Deed Records, Gray County, Texas, and amended August 5, 1963, by Walter A. Snideman, et al, and Humble Oil & Refining Company, being recorded in Volume 264, Page 115, Deed Records, Gray County, Texas.

2. FEE LAND #227

     a. Lease Date:  January 29, 1990
        Lessor:      Mobil Producing Texas & New Mexico, Inc.
        Lessee:      Caldwell Production Co., Inc.
        Recording:   Volume 603, Page 623, Deed Records, Gray County, Texas
        Description: All of Section 10 in Block 3, I&GN Railroad Co. Survey,
                     Gray County, Texas

     b. Lease Date:  January 29, 1990
        Lessor:      Mobil Producing Texas & New Mexico, Inc.
        Lessee:      Caldwell Production Co., Inc.
        Recording:   Volume 603, Page 628, Deed Records, Gray County, Texas
        Description: All of Section 11 in Block 3, I&GN Railroad Co. Survey,
                     Gray County, Texas

     c. Lease Date:  January 29, 1990
        Lessor:      Mobil Producing Texas & New Mexico, Inc.
        Lessee:      Caldwell Production Co., Inc.
        Recording:   Volume 603, Page 633, Deed Records, Gray County, Texas
        Description: All of Section 14 in Block 3, I&GN Railroad Co. Survey,
                     Gray County, Texas

     d. Lease Date:  January 29, 1990
        Lessor:      Mobil Producing Texas & New Mexico, Inc.
        Lessee:      Caldwell Production Co., Inc.
        Recording:   Volume 603, Page 638, Deed Records, Gray County, Texas
        Description: All of Section 15 in Block 3, I&GN Railroad Co. Survey,
                     Gray County, Texas

3. EAST PAMPA UNIT

     a. Lease  Date: May 5, 1924
        Lessor:      Phebe A.  Worley,  a widow
        Lessee:      C. H. Clark
        Recording:   Volume 1, Page 455, Deed Records, Gray County, Texas
        Description: Tract No. 5 - East Pampa Unit NE/4, Section 63, Block 3,
                     I&GN RR Co. Survey, Gray County, Texas

     b. Lease Date:  June 24, 1924
        Lessor:      W. W. Merten & wife, Abbie Merten, and P. P. Merten and
                     wife, Lena Merten
        Lessee:      F. N. Shriver
        Recording:   Volume 2, Page 218, Deed Records, Gray County, Texas
        Description: Part of Tract No. 1 - East Pampa Unit NW/4,  Section  82,
                     Block  3,  I&GN  RR Co. Survey, Gray County,  Texas
                     INSOFAR AND ONLY INSOFAR as said lease covers the above-described lands

     c. Lease Date:  January 2, 1926
        Lessor:      W. W. Merten & wife, Abbie Merten, and P. P. Merten and
                     wife, Lena Merten
        Lessee:      J. M. Baldridge
        Recording:   Volume 2, Page 232, Deed Records, Gray County, Texas
        Description: Part of Tract No. 1 - East Pampa Unit SW/4, Section 81,
                     Block 3, I&GN RR Co. Survey, Gray County, Texas

     d. Lease Date:  May 18, 1938
        Lessor:      Abbie E.  Merten,  Guardian
        Lessee:      Sinclair Prairie Oil Company
        Recording:   Volume 75, Page 106, Deed Records, Gray County, Texas
        Description: Part of Tract 1 - East Pampa Unit SW/4, Section 81,
                     Block 3, I&GN RR Co. Survey, Gray County, Texas

     e. Lease Date:  December 28, 1923
        Lessor:      J. T. Benten and Margare A. Benton, husband and wife
        Lessee:      F. W. Dillard
        Recording:   Volume 2, Page 163, Deed Records, Gray County, Texas
        Description: Tract No. 4 - East Pampa Unit E/2 NW/4, Section 63,
                     Block 3, I&GN RR Co. Survey, Gray County, Texas

     f. Lease Date:  June 24, 1924
        Lessor:      W. W. Merten & wife, Abbie Merten, and P. P. Merten and
                     wife, Lena Merten
        Lessee:      F. N. Shriver
        Recording:   Volume 2, Page 218, Deed Records, Gray County, Texas
        Description: Part of Tract No. 1 - East Pampa Unit W/2 NE/4,  Section
                     82,  Block 3, I&GN RR Co. Survey, Gray County,  Texas
                     INSOFAR AND ONLY INSOFAR as said lease covers the above-described lands

     g. Lease Date:  June 24, 1924
        Lessor:      W. W. Merten & wife, Abbie Merten, and P. P. Merten and
                     wife, Lena Merten
        Lessee:      F. N. Shriver
        Recording:   Volume 2, Page 218, Deed Records, Gray County, Texas
        Description: Tract Nos. 2 & 6 - East Pampa Unit E/2 NE/4 and S/2,
                     Section 82, Block 3, I&GN RR Co. Survey, Gray County, Texas
                     INSOFAR AND ONLY INSOFAR as said lease covers the above-described lands and INSOFAR AND ONLY INSOFAR as said lease covers the Brown Dolomite rights under said lands

     h. Lease Date:    June 24, 1924
        Lessor:        J. T. Benton and wife, M. A. Benton
        Lessee:        T. H. Pyle
        Recording:     Volume 26, Page 459, Deed Records, Gray County, Texas
        Description:   Tract No. 3 - East Pampa Unit W/2 NW/4,  Section 63,
                       Block 3, I&GN RR Co. Survey, Gray County,  Texas
                       INSOFAR AND ONLY INSOFAR as said lease covers the Brown
                       Dolomite rights under said lease

     i. Lease Date:    June 23, 1917
        Lessor:        C. W. Turman
        Lessee:        Empire Gas and Fuel Company
        Recording:     Volume 1, Page 145, Deed Records, Gray County, Texas
        Description:   Tract No. 10 - East Pampa Unit SE/4, Section 63, Block 3,
                       I&GN RR Co. Survey, Gray County, Texas
                       INSOFAR AND ONLY INSOFAR as said lease covers the above-described lands and INSOFAR AND ONLY INSOFAR as said lease covers the Brown Dolomite rights under said lands

     j. Lease Date:    June 21, 1923
        Lessor:        J. T. Benton and wife, M. A.
        Benton Lessee: Carl L. Mayer
        Recording:     Volume 1, Page 417, Deed Records, Gray County, Texas
        Description:   Tract Nos. 7, 8 & 9 - East Pampa Unit SW/4, Section 63,
                       Block 3, I&GN RR Co. Survey, Gray County, Texas
                       INSOFAR AND ONLY INSOFAR as said lease covers the Brown Dolomite rights under said lease

4. WORLEY COMBS

     a. Lease Date:    April 18, 1974
        Lessor:        Frank M. Carter
        Lessee:        Gulf Oil Corporation
        Recording:     Volume 362, Page 46, Deed Records, Gray County, Texas
        Description:   SW/4, Section 58, Block 3, I&GN RR Co. Survey,
                       Gray County, Texas

     b. Lease Date:    April 23, 1974
        Lessor:        Mabel Dee Reynolds
        Lessee:        Gulf Oil Corporation
        Recording:     Volume 362, Page 42, Deed Records, Gray County, Texas

     c. Lease Date:  April 18, 1974
        Lessor:      Inez Carter
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 362, Page 44, Deed Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     d. Lease Date:  April 23, 1974
        Lessor:      Wiley Reynolds,  Jr., et al
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 366, Page 582, and Volume 406, Page 670, Deed
                     Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     e. Lease Date:  April 23, 1974
        Lessor:      Hope Reynolds, H. M. Reynolds and Henry C. Reynolds
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 366, Page 584; Volume 366, Page 589; and Volume 366,
                     Page 580;  Deed  Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     f. Lease Date:  April 23, 1974
        Lessor:      Ruth Osborne
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 366, Page 587, Deed Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     g. Lease Date:  April 23, 1974
        Lessor:      Albert  Reynolds
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 366, Page 591, Deed Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     h. Lease Date:  April 23, 1974
        Lessor:      Wiley Reynolds
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 366, Page 593, Deed Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     i. Lease Date:  April 23, 1974
        Lessor:      David  Earnest  Reynolds
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 367, Page 183, and Volume 406, Page 667, Deed
                     Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     j. Lease Date:  April 23, 1974
        Lessor:      Jennifer Lynne Reed
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 367, Page 380, and Volume 406, Page 679, Deed
                     Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     k. Lease Date:  April 23, 1974
        Lessor:      Julia K. Reynolds (Humburg)
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 367, Page 377, and Volume 406, Page 673, Deed
                     Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     l. Lease Date:  April 23, 1974
        Lessor:      Burton Dan Reynolds
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 367, Page 375, and Volume 406, Page 676, Deed
                     Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

     m. Lease Date:  April 23, 1974
        Lessor:      Noel Reynolds
        Lessee:      Gulf Oil Corporation
        Recording:   Volume 373, Page 140, Deed Records, Gray County, Texas
        Description: SW/4, Section 58, Block 3, I&GN RR Co. Survey, Gray County,
                     Texas

5. T. D. LEWIS "A"

     a. Lease Date:  March 29, 1921
        Lessor:      T. D. Lewis
        Lessee:      J. B. Martin
        Recording:   Volume 21, Page 27
        Description: INSOFAR as the lease  covers the NW/4 of the NE/4 of
                     Section  6,  Block 23,  Cert.  #1727,  BS&F Railway Survey,
                     Hutchinson County, Texas

     b. Lease Date:  March 29, 1921
        Lessor:      T. D. Lewis and Vida Lewis
        Lessee:      J. B. Martin Recording: Volume 21, Page 37
        Description: INSOFAR as the lease  covers the NW/4 of the NE/4 of
                     Section  6,  Block 23,  Cert.  #1727,  BS&F Railway Survey,
                     Hutchinson County, Texas

6. MOORE

        Lease Date:  April 12, 1935
        Lessor:      E. J. Moore
        Lessee:      L. W. Timms
        Recording:   Volume 68, Page 168
        Description: NW/80, in form of a square, Section 21, Block M-21, T C Ry.
                     Co. Hutchinson County, Texas

7. TIMMS

     a. Lease Date:  March 29, 1921
        Lessor:      T. D. Lewis
        Lessee:      J. B. Martin
        Recording:   Volume 21, Page 27
        Description: INSOFAR as the lease  covers the W/2 of the NE/4 of
                     Section 5, Block 23,  BS&F  Railway  Survey, Hutchinson
                     County, Texas

     b. Lease Date:  March 29, 1921
        Lessor:      T. D. Lewis and Vida Lewis
        Lessee:      J. B. Martin
        Recording:   Volume 21, Page 37
        Description: INSOFAR as the lease  covers the W/2 of the NE/4 of
                     Section 5, Block 23,  BS&F  Railway  Survey, Hutchinson
                     County, Texas

     c. Lease Date:  March 29, 1921
        Lessor:      T. D. Lewis and Vida Lewis
        Lessee:      J. B. Martin
        Recording:   Volume 22, Page 393
        Description: INSOFAR as the lease  covers the W/2 of the NE/4 of
                     Section 5, Block 23,  BS&F  Railway  Survey, Hutchinson
                     County, Texas (Correcting NW/4 to NE/4)